UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT
OF 1934

Date of Report (Date of earliest event reported):     June 14, 2013

JACK IN THE BOX INC.
(Exact name of registrant as specified in its charter)

DELAWARE	1-9390	95-2698708
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

9330 BALBOA AVENUE, SAN DIEGO, CA	92123
(Address of principal executive offices)	(Zip Code)

(858) 571-2121
(Registrant’s telephone number, including area code)

NOT APPLICABLE
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05	Costs Associated with Exit or Disposal Activities.

On June 14, 2013, Jack in the Box Inc. (the “Company”), with authorization from its Board of Directors, approved a plan to close 67 of its company-operated Qdoba Mexican Grill® brand restaurants by the end of its fiscal 2013. As of the end of the second quarter of fiscal 2013, Qdoba’s system included 647 restaurants, of which 340 were company-operated. The decision to close the restaurants followed a comprehensive unit-level analysis of sales, cash flows and other key performance metrics, as well as site locations, brand awareness and lease status.

The Company currently estimates it will incur pre-tax charges during fiscal 2013 of approximately $40 million, including an estimated $28 million in non-cash impairment charges and approximately $12 million in charges related to cash lease obligations and employee severance costs. The actual amount of any cash payments made by the Company for lease contract termination costs will be dependent upon negotiations with the landlords of the leased restaurant properties.  The Company will update the estimated pre-tax charges, if necessary, related to the restaurant closures when it reports its third-quarter operating results in August.

Item 2.06	Material Impairments.

In connection with the restaurant closures described above, the Company concluded that a material impairment charge will be required for the impairment of the assets involved in the restaurant closures.  The information required to be disclosed under this Item 2.06 is included in Item 2.05 above and incorporated herein by reference.

The Company issued a news release dated June 17, 2013, with further information about these actions, a copy of which is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated into Items 2.05 and 2.06 by reference.

Item 9.01	Financial Statements and Exhibits.
(d)	Exhibits.
Exhibit Number	Description
99.1	Press release dated June 17, 2013, entitled “Qdoba Mexican Grill Provides Update on Market Performance Analysis”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JACK IN THE BOX INC.

By:	/s/ Jerry P. Rebel
Jerry P. Rebel
Executive Vice President
Chief Financial Officer
(Principal Financial Officer)
(Duly Authorized Signatory)
Date: June 17, 2013